Exhibit 99.1

Liquidia Provides Update on Hatch-Waxman Litigation Tied to ‘327 Patent

•	District Court ruled that two of the six claims asserted against Liquidia are valid and infringed
•	Parties directed to submit form of judgment, specifying the proposed remedy, for the District Court’s consideration within one week

MORRISVILLE, N.C., September 30, 2026 – Liquidia Corporation (NASDAQ: LQDA), a biopharmaceutical company driven by science and compassion to revolutionize care for patients with challenging respiratory and vascular diseases, today issued an update regarding the litigation filed by United Therapeutics Corporation (UTHR) in the U.S. District Court for the District of Delaware (the Court) under the Hatch-Waxman Act concerning U.S. Patent No. 11,826,327 (‘327 patent) and the Company’s lead product, YUTREPIA® (treprostinil) inhalation powder.

Today, the Court ruled that claims 1 and 14 of the ‘327 patent, which generally cover the treatment of pulmonary hypertension with interstitial lung disease (PH-ILD) patients with inhaled treprostinil, including dry powder formulations of inhaled treprostinil, are valid and infringed by Liquidia. The remaining claims of the ‘327 patent that were asserted against Liquidia were found to be invalid. The parties have been directed to submit to the Court a form of judgment, which will specify the parties’ proposed remedies for infringing such claims, within one week.

Roger Jeffs, Chief Executive Officer of Liquidia, said: “We respectfully disagree with the Court’s decision regarding claims 1 and 14 and are fully prepared to pursue all available appellate options. As previously communicated to the Court, we intend to submit a supplement to YUTREPIA’s New Drug Application to the FDA to remove PH-ILD from the label. Our commitment to patients remains unwavering.”

Given the number of variables, including potential appeals and further proceedings, it is not possible at this time to reasonably estimate the range of potential outcomes or financial exposure. While the exact remedy to be awarded by the District Court remains uncertain, potential remedies could range from the removal of the indication to treat pulmonary hypertension associated with interstitial lung disease (PH-ILD) from YUTREPIA’s label to a broader restriction on product availability. In post-trial briefs, UTHR has asked the Court for injunctive relief that would restrict YUTREPIA’s availability on the market.

About YUTREPIA® (treprostinil) Inhalation Powder

YUTREPIA is an inhaled dry-powder formulation of treprostinil delivered through a convenient, low-effort, palm-sized device. YUTREPIA was approved in 2025 for the treatment of pulmonary arterial hypertension (PAH) and pulmonary hypertension associated with interstitial lung disease (PH-ILD) to improve exercise ability. YUTREPIA was designed using Liquidia’s PRINT® technology, which enables the development of drug particles that are precise and uniform in size, shape and composition, and that are engineered for enhanced deposition in the lung following oral inhalation. YUTREPIA was previously referred to as LIQ861 in investigational studies.

About Liquidia Corporation

Liquidia Corporation is a biopharmaceutical company driven by science and compassion to revolutionize care for patients with challenging respiratory and vascular diseases through precise, innovative therapies and applications of its proprietary PRINT® technology. PRINT enabled the development of YUTREPIA® (treprostinil) inhalation powder for the treatment of pulmonary arterial hypertension (PAH)[ and pulmonary hypertension associated with interstitial lung disease (PH-ILD)]. The company is also developing L606, an investigational extended-release formulation of treprostinil administered twice-daily with a next-generation nebulizer, and currently markets generic Treprostinil Injection for the treatment of PAH. To learn more about Liquidia, please visit www.liquidia.com.

Cautionary Statements Regarding Forward-Looking Statements

This press release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release other than statements of historical facts, including statements regarding our future results of operations and financial position, our strategic and financial initiatives, our business strategy and plans and our objectives for future operations, are forward-looking statements.

Forward-looking statements, including statements regarding clinical trials, clinical studies and other clinical work (including the funding therefor, anticipated patient enrollment, safety data, study data, trial outcomes, timing or associated costs), regulatory applications and related submission contents and timelines, the timelines or outcomes related to our patent and trade secret litigation with United Therapeutics, including rehearings or appeals of decisions in any such proceedings, the issuance of patents by the USPTO and our ability to execute on our strategic or financial initiatives, our estimates regarding future expenses, capital requirements and needs for additional financing, and potential revenue and profitability of YUTREPIA involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. The decisions of courts or other tribunals are not determinative of the outcome of the appeals or rehearings of the decisions. Our ability to maintain YUTREPIA’s approval and to continue commercialization of YUTREPIA remain subject to ongoing litigation in which United Therapeutics is seeking injunctive relief, which could block our ability to continue to sell YUTREPIA for one or both of PAH and PH-ILD. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would,” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs. These forward-looking statements are subject to a number of risks discussed in our filings with the SEC, as well as a number of uncertainties and assumptions. Moreover, we operate in a very competitive and rapidly changing environment and our industry has inherent risks. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Nothing in this press release should be regarded as a representation by any person that these goals will be achieved, and we undertake no duty to update our goals or to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information

Investors:

Jason Adair
Chief Business Officer
919.328.4350
jason.adair@liquidia.com

Media:

media@liquidia.com